Exhibit 5.1

June 29, 2018
Itron, Inc.
2111 N. Molter Road
Liberty Lake, WA 99019

Re: Registration Statement on Form S-8 of Shares of Common Stock,
no par value per share, of Itron, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to up to 2,149,582 shares of common stock, no par value (the "Shares"), which may be issued pursuant to the Itron, Inc. Second Amended and Restated 2010 Stock Incentive Plan (the "Plan").

We have examined the Registration Statement and such documents and records of Itron, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan, upon the registration by the registrar of such Shares and the issuance thereof by Itron, Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Perkins Coie LLP